Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Tech and Energy Transition Corporation (the “Company”) on Form S-1, pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated January 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Tech and Energy Transition Corporation as of March 31, 2020 and 2019 and for the years then ended, appearing in the Registration Statement on Form S-1, as filed (File No. 333-253444), of Tech and Energy Transition Corporation.

/s/ Marcum llp

Marcum llp

New York, NY

March 16, 2021